Exhibit 99.1

Cohen & Steers, Inc. 1166 Avenue of the Americas New York, NY 10036 212 832 3232

Contact:

Robert Klemens

Vice President

Communications

212 796 9377

Cohen & Steers Appoints Amit Muni as Chief Financial Officer

NEW YORK, May 21, 2026—Cohen & Steers, Inc. (NYSE: CNS) today announced that Amit Muni has been appointed as Executive Vice President and Chief Financial Officer, effective June 8, 2026. Mr. Muni will lead the firm’s financial operations, financial strategy and investor relations. He will join the firm’s Executive Committee and report to Joseph Harvey, Chief Executive Officer.

Mr. Muni succeeds Michael Donohue, who has been serving as Interim Chief Financial Officer since October 17, 2025. Mr. Donohue will remain Interim Chief Financial Officer until June 8, 2026, after which time he will continue in his role as Controller.

Joseph Harvey, Chief Executive Officer, said:

“Amit brings more than two decades of leadership across public markets, asset and wealth management, and capital markets, with a strong track record of driving strategic growth, executing M&A and financing initiatives, and engaging with the investor community. His experience will be valuable in advancing our strategy as we continue to expand our global real assets platform, grow in the wealth channel, build our private markets capabilities and deliver long-term value for shareholders.

I also want to recognize and thank Mike Donohue for his dedicated leadership as interim CFO, successfully managing and improving the finance department and helping lead Cohen & Steers through a return to organic growth while implementing growth initiatives.”

Mr. Muni joins the firm from CI Financial Corp., where he served as Chief Financial Officer of the $550+ billion AUM Canadian-based wealth and asset management firm. Prior to joining CI Financial Corp. in 2021, he was Chief Financial Officer at WisdomTree, Inc. Mr. Muni’s experience also includes senior finance and accounting roles at the International Securities Exchange (ISE), Instinet Group, PricewaterhouseCoopers and National Securities Clearing Corporation.

About Cohen & Steers. Cohen & Steers is a leading global investment manager specializing in real assets and alternative income, including listed and private real estate, preferred securities, infrastructure, resource equities, commodities, as well as multi-strategy solutions. Founded in 1986, the firm is headquartered in New York City, with offices in London, Dublin, Hong Kong, Tokyo and Singapore.

SOURCE: Cohen & Steers

CONTACT: Robert Klemens

Vice President, Communications

media@cohenandsteers.com

Website: https://www.cohenandsteers.com

Symbol: NYSE: CNS

Forward-Looking Statements

This press release and other statements that Cohen & Steers may make may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which reflect the Company’s current views with respect to, among other things, the Company’s operations and financial performance. You can identify these forward-looking statements by the use of words such as “outlook,” “believes,” “expects,” “potential,” “may,” “will,” “should,” “seeks,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative versions of these words or other comparable words. Such forward-looking statements are subject to various risks and uncertainties. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these forward-looking statements. The Company undertakes no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise.

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